April 12, 2001

Merlin Software Technologies International, Inc.
200 - 4199 Lougheed Highway
Burnaby, Canada
V5C 3Y6

Dear Sirs:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 2, 2001, relating to the consolidated financial statements of Merlin Software Technologies International, Inc. ("the Company"), appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours truly,

/s/ BDO Dunwoody LLP

Chartered Accountants